Schedule A
to the
Transfer Agency Agreement
by and between
Williams Capital Management Trust
and
UMB Fund Services, Inc.
NAMES OF FUNDS
Williams Capital Management Trust
•	Williams Capital Government Money Market Fund

•	Williams Capital Liquid Assets Fund
Dated: February 27, 2009